                                  Exhibit 99.1

                                                           For Immediate Release

        SL INDUSTRIES, INC. ANNOUNCES SALE OF ELECTRO-METALL EXPORT GmbH

     SL Enters Into Three Year Credit Facility With LaSalle Business Credit

            MT. LAUREL,  N.J.,  January 8, 2003 - SL INDUSTRIES,  INC. (NYSE and
PHLX:SL)  announced  today  that it sold its German  subsidiary,  Electro-Metall
Export GmbH ("EME") for a purchase  price of $11.6 million,  which  consisted of cash,  purchaser  notes and  assumption of bank debt.  The  purchaser  notes are comprised  of a $3 million  secured  note that bears  interest at the prime rate plus 2% and  matures no later than May 1, 2003 and a $1 million  unsecured  note that bears  interest at an annual rate of 12% and  matures  April 3, 2004.  Cash proceeds were used to pay down debt. After giving effect to such debt repayment, the Company's outstanding bank debt is approximately $10.4 million.

            EME is a producer of electronic  actuation devices and cable harness systems sold primarily to original equipment  manufacturers in the aerospace and automotive  industries.  Its operations  are located in Ingolstadt,  Germany and
Paks, Hungary. EME is expected to report sales of approximately $ 27 million and net income of approximately $1.7 million for the 2002 calendar year. As a result of the transaction, SL's net worth is expected to decrease by approximately $3.5 million. The transaction is not anticipated to be a taxable event.

            The Company  further  announced  that it entered  into a  three-year senior  secured  credit  facility with LaSalle  Business  Credit LLC. The credit facility  provides for a maximum  indebtedness of $20 million,  with a revolving tranche and a term debt tranche.  Outstanding  indebtedness  under this facility bears interest  ranging from the prime rate plus fifty basis points to the prime rate plus 2%. The credit facility is secured by all of the Company's U.S. assets and requires that the Company maintain specified financial ratios. Loan proceeds were used to retire the Company's  pre-existing  debt, which matured on December
31, 2002, and for working capital purposes.

            Warren  Lichtenstein,  Chairman  and Chief  Executive  Officer of SL
Industries,  Inc., said, "We are pleased to report the sale of the Company's EME subsidiary.  These transactions  represent strategic steps to maximize the value of the Company for its stakeholders."

            Lichtenstein  continued, "I would also like to note the significance of the Company's new credit  arrangement  with LaSalle  Business  Credit LLC. We believe that this credit facility will provide ample liquidity to take advantage of market  opportunities  and  sufficient  flexibility  to  maintain  a balanced capital structure. More importantly, we expect that the new credit facility will provide much needed financial  stability by substituting a new lender interested in developing a cooperative  business  relationship.  We look forward to working with  LaSalle  Business  Credit LLC as we continue to  implement  the  Company's business plan."

About SL Industries

            SL Industries, Inc. designs, manufactures and markets Power and Data
Quality  (PDQ)  equipment  and  systems  for  industrial,   medical,  aerospace,
telecommunications  and consumer  applications.  For more  information  about SL
Industries,  Inc.  and its  products,  please  visit the  Company's  web site at
www.slpdq.com.

Forward-Looking Statements

            This press  release  contains  statements  that are  forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995.  These  statements  are  based  on  current  expectations,  estimates  and projections about the Company's  business based, in part, on assumptions made by management.  These  statements  are not  guarantees  of future  performance  and involve  risks,  uncertainties  and  assumptions  that are difficult to predict.
Therefore,  actual  outcomes  and  results  may differ  materially  from what is expressed  or  forecasted  in such  forward-looking  statements  due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company,  changes in demand for the  Company's  products,  product  mix,  the  timing  of  customer  orders  and deliveries,  the impact of  competitive  products  and pricing,  constraints  on supplies of critical  components,  excess or  shortage of  production  capacity, difficulties  encountered in the  integration  of acquired  businesses and other risks  discussed  from time to time in the  Company's  Securities  and  Exchange
Commission filings and reports.  In addition,  such statements could be affected by general industry and market conditions and growth rates, and general domestic and international  economic conditions.  Such  forward-looking  statements speak only as of the date on which they are made,  and the Company does not  undertake any  obligation  to update any  forward-looking  statement to reflect  events or circumstances after the date of this release.
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Contact:

            SL Industries, Inc.
            David R. Nuzzo, 856/222-5515